Greektown Superholdings, Inc 8-K

Exhibit 99.3
SUMMARY OF INDICATIVE TERMS AND CONDITIONS
GREEKTOWN SUPERHOLDINGS, INC.
$100,000,000 SENIOR SECOND LIEN CREDIT FACILITIES

The Summary of Indicative Terms and Conditions (this “Indicative Term Sheet”) is for discussion purposes only without obligation, expressed or implied, by Bank of America, N.A. (“Bank of America”) and Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill”).  This Indicative Term Sheet does not constitute a commitment to lend or an undertaking to provide any other services on the part of Bank of America, Merrill or any of their respective affiliates.  Any such commitment or undertaking would be provided pursuant to commitment documentation executed by Bank of America and Merrill.  Any terms and conditions (including any bracketed terms) discussed in this Indicative Term Sheet are subject to due diligence, review, credit approval, and final negotiation by Bank of America and Merrill, in our sole discretion, and do not purport to be all of the terms, conditions, representations, warranties, or other provisions that would be contained in definitive documentation for the Second Lien Credit Facilities (as defined below).  The actual terms and conditions upon which Bank of America may extend credit to the Borrower would be subject to satisfactory completion of due diligence, review, necessary credit approval and such other terms and conditions as are determined by Bank of America, in its sole discretion.  The Borrower agrees to hold this Indicative Term Sheet, the information contained herein, and any discussions relating hereto or thereto as “confidential,” not to be disclosed to any third parties until such time that the parties mutually agree in writing to disclose these matters.

Borrower:	Greektown Superholdings, Inc., a Delaware corporation (the “Borrower”).

Guarantors:
The obligations of the Borrower and its restricted subsidiaries under the Second Lien Term Facility will be guaranteed by each existing and future direct and indirect domestic and, to the extent no material adverse tax consequences could reasonably be expected to result, foreign subsidiary of the Borrower, other than unrestricted subsidiaries (collectively, the “Guarantors”).  All guarantees will be guarantees of payment and not of collection.

Administrative and
Collateral Agent:	Bank of America, N.A. (“Bank of America”) will act as sole administrative and collateral agent (the “Administrative Agent”).
Joint Lead Arrangers and
Joint Book Managers:
Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any of its affiliates) (“MLPFS”) together with up to 3 other financial institutions acceptable to MLPFS and Borrower will act as joint lead arrangers and joint book managers with respect to the Second Lien Term Facility (collectively, the “Lead Arrangers”).

Lenders:	Banks, financial institutions and institutional lenders acceptable to MLPFS and the Administrative Agent selected in consultation with the Borrower (collectively, the “Lenders”).

Second Lien Term Facility:
A $100.0 million second lien term loan facility, all of which will be drawn on the Closing Date (the “Second Lien Term Facility” or “Second Lien Credit Facility”). Indebtedness in respect of the Second Lien Term Facility shall be pari passu in right of payment with the indebtedness in respect of the First Lien Credit Facilities (as defined below).

Purpose:
The proceeds of the Second Lien Term Facility shall be used to (i) refinance the existing Series A and Series B 13% Senior Secured Notes due 2015 of the Borrower (collectively, the “Existing Notes”), including the payment of tender premiums and expenses related thereto; (ii) pay fees and expenses incurred in connection with the issuance of the Second Lien Term Facility and an approximately $355.0 million senior secured first lien loan facility (the “First Lien Credit Facilities”) entered into concurrently with the Second Lien Term Facility and the refinancing of the Existing Notes; and (iii) provide ongoing working capital and for other general corporate purposes of the Borrower and its subsidiaries (collectively, the “Transaction”).

Closing Date:	The execution of definitive loan documentation, to occur on or before [___] (the “Closing Date”).
Interest Rates:	As set forth in Addendum I.
Maturity:	The Second Lien Term Facility shall not be subject to any scheduled amortization, and the final payment of all amounts outstanding, plus accrued interest, shall be due 7 years after the Closing Date.
Mandatory Prepayments
and Commitment
Reductions:
Subject to the “Prepayment Premium” paragraph below, (a) 50% of Excess Cash Flow (to be defined in the loan documentation  (it being understood that any purchases or buy backs of the loans by the Borrower shall not reduce Excess Cash Flow)), (b) 100% of all net cash proceeds from sales of property and assets of the Borrower and its restricted subsidiaries (excluding sales of assets in the ordinary course of business and subject to customary reinvestment rights and other exceptions to be agreed upon in the loan documentation), (c) 50% of all net cash proceeds from the issuance of additional equity interests in the Borrower or any of its restricted subsidiaries otherwise permitted under the loan documentation, with a step-down to 25% when the Consolidated Leverage Ratio exceeds 3.75x but does not exceed 4.25x and a further step-down to 0% when the Consolidated Leverage Ratio does not exceed 3.75x, (d) 100% of all net cash proceeds from the issuance or incurrence after the Closing Date of additional debt of the Borrower or any of its restricted subsidiaries not otherwise permitted under the loan documentation (other than the cash proceeds of subordinated debt, which will be required to be used to prepay the First Lien Credit Facilities or the loans), and (e) 100% of all net cash proceeds of Extraordinary Receipts (to be defined in the loan documentation and to exclude cash receipts in the ordinary course of business) shall be applied to the prepayment of the Second Lien Term Facility in the following manner:  first, to the outstanding obligations under the First Lien Credit Facilities in the order required therein, second to the outstanding loans under the Second Lien Term Facility.

Optional Prepayments
and Commitment
Reductions:
Subject to the “Prepayment Premium” paragraph below, the Second Lien Term Facility may be prepaid in whole or in part at any time without premium or penalty, subject to reimbursement of the Lenders’ breakage and redeployment costs in the case of prepayment of LIBOR borrowings.  Each such prepayment of the Second Lien Term Facility shall be applied to the principal installments thereof on a pro rata basis.

Prepayment Premium:
In the event all or any portion of the Second Lien Term Facility is prepaid for any reason (other than pursuant to clauses (a) (b) or (e) under the heading “Mandatory Prepayments” above) or mandatorily assigned at the Borrower’s request by (i) a non-consenting Lender in connection with a matter requiring the consent of all Lenders or all directly affected Lenders, (ii) an increased costs Lender or (iii) certain defaulting  Lenders, after the Closing Date but prior to the third anniversary of the Closing Date, such prepayments shall be made at the following prices:

Year 1 103.0%
Year 2 102.0%
Year 3 101.0%
Thereafter Par

Security:
The Borrower and each of the Guarantors shall grant the Administrative Agent and the Lenders valid and perfected second priority (subject to certain exceptions to be set forth in the loan documentation) liens and security interests in all of the following:

(a)       All present and future shares of capital stock of (or other ownership or profit interests in) each of its present and future subsidiaries (limited, in the case of each entity that is a “controlled foreign corporation” under Section 957 of the Internal Revenue Code, to a pledge of 65% of the capital stock of each such first-tier foreign subsidiary to the extent the pledge of any greater percentage would result in material adverse tax consequences to the Borrower).

(b) All present and future intercompany debt of the Borrower and each Guarantor.

(c)      All of the present and future property and assets, real and personal, of the Borrower and each Guarantor, including, but not limited to, machinery and equipment, inventory and other goods, accounts receivable, owned real estate, leaseholds (subject to materiality thresholds to be agreed), fixtures, bank accounts, general intangibles, financial assets, investment property, license rights, patents, trademarks, tradenames, copyrights, chattel paper, insurance proceeds, contract rights, hedge agreements, documents, instruments, indemnification rights, tax refunds and cash.

.	(d)	All proceeds and products of the property and assets described in clauses (a), (b) and (c) above.

The Security shall ratably secure the relevant party’s obligations in respect of the Second Lien Term Facility. The creation and perfection of any security interests shall be subject to applicable local gaming laws and regulations.

The liens securing the Second Lien Facility and related Guarantees (collectively, the “Second Lien Facility Obligations”) shall be second in priority (subject to liens permitted under the loan documentation) to the liens securing the First Lien Credit Facilities, the related guarantees, any hedging and cash management arrangements and any permitted refinancings thereof (collectively, the “First Lien Facilities Obligations”). Indebtedness in respect of the Second Lien Term Facility shall be pari passu in right of payment with the indebtedness in respect of the First Lien Credit Facilities.
Conditions Precedent
to Closing:
The closing and the initial extension of credit under the Second Lien Term Facility will be subject to reasonable satisfaction of the conditions precedent deemed appropriate by the Administrative Agent for leveraged financings generally and for this transaction in particular, including, but not limited to, the following:

(i)       The negotiation, execution and delivery of definitive documentation with respect to the Second Lien Term Facility reasonably satisfactory to the Lead Arrangers, the Administrative Agent and the Lenders.

(ii)       All filings, recordations and searches necessary or desirable in connection with the liens and security interests referred to above under Security shall have been duly made; all filing and recording fees and taxes shall have been duly paid and any surveys, title insurance, landlord waivers requested by the Administrative Agent with respect to real property interests of the Borrower and its restricted subsidiaries shall have been obtained.  The Lenders shall be satisfied with the amount, types and terms and conditions of all insurance maintained by the Borrower and its restricted subsidiaries; and the Lenders shall have received endorsements naming the Administrative Agent, on behalf of the Lenders, as an additional insured or loss payee, as the case may be, under all insurance policies to be maintained with respect to the properties of the Borrower and its restricted subsidiaries forming part of the Lenders’ collateral described under the section entitled “Security” set forth above.

(iii)      The Lenders shall have received (A) reasonably satisfactory opinions of counsel to the Borrower and the Guarantors (which shall cover, among other things, authority, legality, validity, binding effect and enforceability of the documents for the Second Lien Term Facility) and of appropriate local and gaming counsel and such corporate resolutions, certificates and other documents as the Lenders shall reasonably require and (B) reasonably satisfactory evidence that the Administrative Agent (on behalf of the Lenders) shall have a valid and perfected second priority (subject to certain exceptions to be set forth in the loan documentation) lien and security interest in such capital stock and in the other collateral referred to under the section entitled “Security” set forth above.

(iv)     Receipt of all governmental, shareholder and third party consents and approvals (including gaming licenses, consents and approvals of the financing from the Michigan Gaming Control Board) necessary or, in the reasonable opinion of the Administrative Agent, desirable in connection with the Transaction and the related financings and other transactions contemplated hereby and expiration of all applicable waiting periods without any action being taken by any authority that could restrain, prevent or impose any material adverse conditions on the Borrower and its subsidiaries or such other transactions or that could seek or threaten any of the foregoing, and no law or regulation shall be applicable which in the reasonable judgment of the Administrative Agent could have such effect.

(v)      There shall not have occurred since December 31, 2011 any event or condition that has had or could be reasonably expected, either individually or in the aggregate, to have a Material Adverse Effect.  “Material Adverse Effect” means (A) a material adverse change in, or a material adverse effect on, the operations, business, assets, properties, liabilities (actual or contingent) or condition (financial or otherwise) of the Borrower and its restricted subsidiaries, taken as a whole; (B) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any material loan document, or a material impairment of the ability of the Borrower and the Guarantors, taken as a whole, to perform their obligations under the loan documentation; (C) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower or any Guarantor of any material loan document or (D) a material adverse effect upon the validity, perfection or priority of the liens created under the security documents or upon the value of the collateral.

(vi)      The absence of any action, suit, investigation or proceeding pending or, to the knowledge of the Borrower, threatened in any court or before any arbitrator or governmental authority that could reasonably be expected to have a Material Adverse Effect.

(vii)   The Lenders shall have received forecasts prepared by management of the Borrower, each in form reasonably satisfactory to the Lenders, of balance sheets, income statements and cash flow statements on a quarterly basis for the first year following the Closing Date and on an annual basis for each year thereafter through the 5th year following the Closing Date.

(viii)  The Lenders shall have received certification as to the financial condition and solvency of the Borrower and the Guarantors on a consolidated basis (after giving effect to the Transaction and the incurrence of indebtedness related thereto) from the chief financial officer of the appropriate entities.

(ix)     The Lenders shall have received an environmental assessment report, in form and substance reasonably satisfactory to the Lead Arranger, from an environmental consulting firm acceptable to the Lead Arranger, which report shall identify existing and potential environmental concerns, and shall quantify related costs and liabilities, associated with any real properties of the Borrower or any of its restricted subsidiaries, and the Lead Arranger shall be reasonably satisfied with the nature and amount of any such matters and with the Borrower’s plans with respect thereto.

(x)      The Lenders shall have received the annual (or other audited) financial statements of the Borrower and its subsidiaries for the fiscal years ended 2009, 2010 and 2011, and interim financial statements of the Borrower and its subsidiaries dated the end of the most recent fiscal quarter for which financial statements are available.

(xi)      Concurrently with the Closing Date the Borrower’s Existing Notes shall be repaid, redeemed, repurchased, defeased or otherwise discharged in full and all security interests and guarantees thereof shall be released and discharged or otherwise terminated in full.

(xii) The Borrower shall have received gross cash proceeds of at least $340.0 million from the incurrence of the First Lien Credit Facilities.

(xiii)   The Administrative Agent and the administrative agent under the credit agreement governing the First Lien Credit Facilities shall have entered into an intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent and the Lenders providing, among other things, that the liens securing the Second Lien Term Facility are junior in priority to the liens securing the First Lien Credit Facilities.

(xiv)
There shall be no less than $15.0 million of availability under the Revolving Credit Facility (as defined in the First Lien Credit Facilities) as of the Closing Date, after giving effect to the Transaction and all extensions of credit under the Revolving Credit Facility on such date.

(xv)    All accrued reasonable fees and expenses of the Lead Arrangers, the Administrative Agent and the Lenders (including the reasonable fees and expenses of counsel (including any local counsel and gaming counsel) for the Administrative Agent and the Lead Arrangers) shall have been paid.

(xvi) The Administrative Agent shall have received, in form and substance reasonably satisfactory to it, and such other reports, audits or certifications as it may reasonably request.

(xvii) Each of S&P and Moody’s shall have provided ratings for the Borrower, the First Lien Credit Facilities and the Second Lien Term Facility.
Conditions Precedent to
All Extensions
of Credit:
The extension of credit under the Second Lien Term Facility on the Closing Date will be subject to satisfaction of the following additional conditions precedent:  (i) all of the representations and warranties in the loan documentation shall be true and correct as of the date of such extension of credit; and (ii) no event of default under the Second Lien Term Facility or incipient default shall have occurred and be continuing or would result from such extension of credit.

Representations and
Warranties:
Usual and customary for transactions of this type (subject to the qualifications and exceptions to be mutually and reasonably agreed upon by the parties), including, without limitation, the following: (i) legal existence, qualification and power; (ii) due authorization and no contravention of law, contracts or organizational documents; (iii) governmental and third party approvals and consents; (iv) enforceability; (v) accuracy and completeness of specified financial statements and other information and no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect; (vi) no material litigation; (vii) no default; (viii) ownership of property; including disclosure of liens, properties, leases and investments; (ix) insurance matters; (x) environmental matters; (xi) tax matters; (xii) ERISA compliance; (xiii) identification of subsidiaries, equity interests and loan parties; (xiv) use of proceeds and not engaging in business of purchasing/carrying margin stock; (xv) status under Investment Company Act; (xvi) accuracy of disclosure; (xvii) compliance with laws; (xviii) intellectual property; (xix) solvency; (xx) no casualty; (xxi) labor matters; (xxii) collateral documents.

Covenants:
Those affirmative, negative and financial covenants (applicable to the Borrower and its subsidiaries) customarily found in transactions of this type (subject to the qualifications and exceptions to be mutually and reasonably agreed upon by the parties), including, without limitation, the following:

(a)       Affirmative Covenants - (i) delivery of financial statements, budgets and forecasts; (ii) delivery of certificates and other information; (iii) delivery of notices (of any default, material adverse condition, ERISA event, material change in accounting or financial reporting practices, disposition of property, sale of equity, incurrence of debt, change of debt rating); (iv) payment of obligations; (v) preservation of existence; (vi) maintenance of properties; (vii) maintenance of insurance; (viii) compliance with laws; (ix) maintenance of books and records; (x) inspection rights; (xi) use of proceeds; (xii) covenant to guarantee obligations, give security; (xiii) compliance with environmental laws; (xiv) preparation of environmental reports; (xv) further assurances; (xvi) compliance with terms of leaseholds; (xvii) lien searches; (xviii) compliance with material contracts; (xix) designation as senior debt; (xx) requirement to deposit cash in accounts subject to control of Administrative Agent pursuant to control agreements; (xxi) designation of unrestricted subsidiaries.

(b)     Negative Covenants - Restrictions on (i) liens; (ii) indebtedness, (including guarantees and other contingent obligations, subject to carveouts to be agreed); (iii) investments (including loans and advances); (iv) mergers and other fundamental changes; (v) sales and other dispositions of property or assets; (vi) payments of dividends and other distributions, subject to carveouts to be agreed; (vii) changes in the nature of business; (viii) transactions with affiliates; (ix) burdensome agreements; (x) use of proceeds; (xi) capital expenditures; (xii) amendments of organizational documents; (xiii) changes in accounting policies or reporting practices; (xiv) prepayments of other indebtedness; (xv) modification or termination of documents related to the Transaction or certain indebtedness; (xvi) designation of other senior debt; (xvii) lease obligations, in each case with such exceptions as may be agreed upon in the loan documentation.

(c) Financial Covenants - To include the following:
•	Minimum Consolidated Interest Coverage Ratio of:

Fiscal Quarter Ending	Minimum Consolidated Interest Coverage Ratio
March 31, 2013 through December 31, 2014	1.50:1
March 31, 2015 through June 30, 2016	1.75:1
September 30, 2016 and each Fiscal Quarter thereafter	2.00:1

•	Maximum Consolidated Leverage Ratio of:

Fiscal Quarter Ending	Total Leverage Ratio
March 31, 2013 through December 31, 2013	7.25:1
March 31, 2014 through December 31, 2014	6.75:1
March 31, 2015 through December 31, 2015	6.25:1
March 31, 2016 through December 31, 2016	5.75:1
March 31, 2017 and each Fiscal Quarter thereafter	5.50:1

•	Maximum Consolidated Capital Expenditures of:

Fiscal Year	Consolidated Capital Expenditures
2013	$40,000,000
Each Fiscal Year thereafter	$30,000,000

Each of the ratios referred to above will be set at a level more favorable to the Borrower than those under the First Lien Credit Facilities by an amount to be agreed and will be calculated on a consolidated basis for each consecutive four fiscal quarter period, except that during the first year following the Closing Date, the calculation of Consolidated Interest Expense (to be defined in the definitive documentation) for purposes of the Minimum Consolidated Interest Coverage Ratio shall be calculated on a pro forma basis after giving effect to the transactions contemplated hereby (including the incurrence of the First Lien Credit Facilities).

Events of Default:
Usual and customary in transactions of this type (subject to the qualifications and exceptions to be mutually and reasonably agreed upon by the parties), including, without limitation, the following:  (i) nonpayment of principal, interest, fees or other amounts; (ii) failure to perform or observe covenants set forth in the loan documentation within a specified period of time, where customary and appropriate, after such failure; (iii) any representation or warranty proving to have been incorrect in any material respect when made or confirmed; (iv) cross-default to other indebtedness in an amount to be agreed; (v) bankruptcy and insolvency defaults (with grace period for involuntary proceedings); (vi) inability to pay debts generally; (vii) monetary judgment defaults in an amount to be agreed and material nonmonetary judgment defaults; (viii) customary ERISA defaults; (ix) actual or asserted invalidity or impairment of any loan documentation; (x) change of control; (xi) actual or asserted invalidity or impairment of any subordination provisions; and (xii) suspension, cancellation, non-renewal or other adverse events with respect to the gaming licenses.

Assignments and
Participations:	Second Lien Term Facility Assignments: Subject to the consents described below (which consents will not be unreasonably withheld or delayed), each Lender will be permitted to make assignments to other financial institutions in respect of the Second Lien Term Facility in a minimum amount equal to $1 million.

Consents:  The consent of the Borrower will be required unless (i) an Event of Default has occurred and is continuing, or (ii) the assignment is to a Lender, an affiliate of a Lender or an Approved Fund (as such term shall be defined in the loan documentation) or (iii) the assignment is of funded Second Lien Term Loans, and will be deemed given if the Borrower does not object in writing to the Administrative Agent within 10 days of its receipt of a request for consent.  The consent of the Administrative Agent will be required for any assignment (i) in respect of an unfunded commitment under the Second Lien Term Facility to an entity that is not a Lender with a commitment in respect of the applicable Facility, an affiliate of such Lender or an Approved Fund in respect of such Lender or (ii) of any outstanding term loan to an entity that is not a Lender, an affiliate of a Lender or an Approved Fund.

Assignments Generally:  An assignment fee in the amount of $3,500 payable by the assignor and/or assignee will be charged with respect to each assignment unless waived by the Administrative Agent in its sole discretion.  Each Lender will also have the right, without consent of the Borrower or the Administrative Agent, to assign as security all or part of its rights under the loan documentation to any Federal Reserve Bank.

Participations:  Lenders will be permitted to sell participations with voting rights limited to significant matters such as changes in amount, rate, maturity date and releases of all or substantially all of the collateral securing the Second Lien Term Facility or all or substantially all of the value of the guaranty of the Borrower’s obligations made by the Guarantors.

Affiliated Lender Assignments: Assignments of loans under the Second Lien Term Facility to affiliates of the Borrower (other than the Borrower and its subsidiaries) (each, an “Affiliated Lender”) shall be permitted without restriction or limitation.  Affiliated Lenders will be permitted the same rights, including voting and consent rights, as Lenders who are not Affiliated Lenders.

Borrower Buy-backs:  Assignments of term loans to the Borrower or any of its subsidiaries shall be permitted subject to satisfaction of conditions to be set forth in the credit documentation, including that (i) no default or event of default shall exist or result therefrom, (ii) the Borrower shall be in compliance with all financial covenants on a pro forma basis, (iii) the Borrower or such subsidiary shall make an offer to all Lenders pursuant to a Dutch auction and in accordance with procedures to be agreed, (iv) the Borrower must provide a customary representation and warranty as to disclosure of information, (v) upon the effectiveness of any such assignment, such term loans shall be retired and (vi) no borrowings under the Revolving Credit Facility (as defined in the First Lien Credit Facilities) shall be used to fund any such assignment.

In addition to the foregoing, all assignments and participations shall be subject to applicable local gaming laws and regulations.

Waivers and
Amendments:
Amendments and waivers of the provisions of the loan agreement and other definitive credit documentation will require the approval of Lenders holding loans and commitments representing more than 50% of the aggregate amount of the loans and commitments under the Second Lien Term Facility (the “Required Lenders”), except that (a) the consent of each Lender shall be required with respect to (i) the waiver of certain conditions precedent to the initial credit extension under the Second Lien Term Facility, (ii) the amendment of certain of the pro rata sharing provisions, (iii) the amendment of the voting percentages of the Lenders, (iv) the release of all or substantially all of the collateral securing the Second Lien Term Facility, and (v) the release of all or substantially all of the value of the guaranty of the Borrower’s obligations made by the Guarantors; (b) the consent of each Lender affected thereby shall be required with respect to (i) increases or extensions in the commitment of such Lender, (ii) reductions of principal, interest or fees, and (iii) extensions of scheduled maturities or times for payment; and (c) the consent of the Lenders holding more than 50% of the loans and commitments under the applicable Facility shall be required with respect to certain other matters.

Indemnification:
The Borrower will indemnify and hold harmless the Administrative Agent, the Lead Arranger, each Lender and their respective affiliates and their partners, directors, officers, employees, agents and advisors from and against all losses, claims, damages, liabilities and expenses arising out of or relating to the Second Lien Term Facility, any other aspect of the Transaction, the Borrower’s use of loan proceeds or the commitments, including, but not limited to, reasonable attorneys’ fees (including the allocated cost of internal counsel) and settlement costs, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such indemnitee.  This indemnification shall survive and continue for the benefit of all such persons or entities.

Defaulting Lenders and
Lender Removal:	Customary provisions regarding defaulting Lenders and removal of Lenders requesting reimbursement for increased costs or taxes and dissenting Lenders.
Governing Law:	State of New York.
Pricing/Fees/
Expenses:	As set forth in Addendum I .

Counsel to the
administrative
agent:	Latham & Watkins LLP.
Other:
This Summary of Terms is intended only as an outline of certain of the material terms of the Second Lien Term Facility and does not purport to summarize all of the conditions, covenants, representations, warranties and other provisions that would be contained in definitive documentation for the Second Lien Term Facility contemplated hereby.

Each of the parties shall (i) waive its right to a trial by jury and (ii) submit to New York jurisdiction.  The loan documentation will contain customary increased cost, withholding tax, capital adequacy and yield protection provisions.

Addendum I

PRICING, FEES AND EXPENSES

Interest Rates:
The interest rates per annum applicable to the Second Lien Term Facility (will be LIBOR plus the Applicable Margin (as hereinafter defined) or, at the option of the Borrower, the Base Rate (to be defined as the highest of (x) the Bank of America prime rate, (y) the Federal Funds rate plus 0.50% and (z) the one-month LIBOR rate plus 1.00%) plus the Applicable Margin.  LIBOR applicable to the Second Lien Term Facility shall in no event be less than 1.25%.  “Applicable Margin” means 9.75%, in the case of LIBOR loans, and 8.75%, in the case of Base Rate loans.

The Borrower may select interest periods of one, two, three or six months (or if available to all applicable Lenders, nine or twelve months) for LIBOR loans, subject to availability.  Interest shall be payable at the end of the selected interest period, but no less frequently than quarterly.

During the continuance of any default under the loan documentation, the Applicable Margin on obligations owing under the loan documentation shall increase by 2% per annum (subject, in all cases other than a bankruptcy related default and a default in the payment of principal when due, to the request of the Required Lenders).

Original Issue Discount:	The Second Lien Term Facility is expected to be issued with original issue discount of 2.00%, which at the option of MLPFS, may be paid as upfront fees.
Calculation of
Interest and Fees:
Other than calculations in respect of interest at the Bank of America prime rate (which shall be made on the basis of actual number of days elapsed in a 365/366 day year), all calculations of interest and fees shall be made on the basis of actual number of days elapsed in a 360 day year.

Cost and Yield
Protection:
Customary for transactions and facilities of this type, including, without limitation, in respect of breakage or redeployment costs incurred in connection with prepayments, changes in capital adequacy and capital requirements or their interpretation, illegality, unavailability, reserves without proration or offset and payments free and clear of withholding or other taxes.

Expenses:
The Borrower will pay all reasonable costs and expenses associated with the preparation, due diligence, administration, syndication and closing of all loan documentation, including, without limitation, the reasonable legal fees of counsel to the Administrative Agent and the Lead Arranger, regardless of whether or not the Second Lien Term Facility are closed.  The Borrower will also pay the expenses of the Administrative Agent and each Lender in connection with the enforcement of any of the loan documentation.